Exhibit 23.1

Collins Barrow Toronto LLP
Collins Barrow Place
11 King Street West
Suite 700, PO Box 27
Toronto, Ontario
M5H 4C7 Canada

T. 416.480.0160
F. 416.480.2646

www.collinsbarrow.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Sphere 3D Corp.

We consent to the incorporation by reference in this registration statement on Form F-3 of Sphere 3D Corp., being filed with the United States Securities and Exchange Commission of:

•

our Independent Auditors’ Report dated March 31, 2015, on the consolidated financial statements of Sphere 3D Corp., which comprise the consolidated balance sheet as at December 31, 2013 and the consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for the year ended December 31, 2013 and a summary of significant accounting policies and other explanatory information.

Licensed Public Accountants
Chartered Accountants
April 13, 2016
Toronto, Canada